Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-276533 and 333-276533-01

BROOKFIELD REINSURANCE LTD.

BROOKFIELD CORPORATION

US$1,500,000,000

Class A Exchangeable Limited Voting Shares of Brookfield Reinsurance Ltd.

Class A-1 Exchangeable Non-Voting Shares of Brookfield Reinsurance Ltd.

Offered by Brookfield Reinsurance Ltd.

and

Class A Limited Voting Shares of Brookfield Corporation (issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Limited Voting Shares or Class A-1 Exchangeable Non-Voting Shares of Brookfield Reinsurance Ltd.)

and

Up to 765,488 Class A Exchangeable Limited Voting Shares of Brookfield Reinsurance Ltd.

Up to 243,104 Class A-1 Exchangeable Non-Voting Shares of Brookfield Reinsurance Ltd.

Offered by Selling Securityholders

Brookfield Reinsurance Ltd. (“Brookfield Reinsurance,” our “company”, “we”, “us” and “our”) may, from time to time, issue up to US$1,500,000,000 of its class A exchangeable limited voting shares (the “class A exchangeable shares”, and each, a “class A exchangeable share”) and class A-1 exchangeable non-voting shares (the “class A-1 exchangeable shares”, and together with the class A exchangeable shares, the “exchangeable shares”, and each, an “exchangeable share”). Each exchangeable share is structured with the intention of providing an economic return equivalent to one class A limited voting share (a “Brookfield Class A Share”) of Brookfield Corporation (“Brookfield Corporation”), subject to adjustment to reflect certain capital events. Each exchangeable share is exchangeable at the option of the holder for one Brookfield Class A Share (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of Brookfield Corporation). Each exchangeable share receives distributions at the same time and in the same amount per share as the cash dividends paid on each Brookfield Class A Share. We therefore expect that the market price of our exchangeable shares should be impacted by the market price of the Brookfield Class A Shares and the business performance of Brookfield Corporation.

In addition, this prospectus relates to the offer and resale from time to time by selling securityholders of up to 765,488 class A exchangeable shares and up to 243,104 class A-1 exchangeable shares. See “Selling Securityholders.”

This prospectus also relates to (i) the class A exchangeable shares that may be issuable upon conversion of the class A-1 exchangeable shares (subject to certain limitations as further described in this prospectus) and (ii) the issuance by Brookfield Corporation or delivery by Brookfield Reinsurance of Brookfield Class A Shares deliverable to holders of exchangeable shares issued by our company or resold by the selling securityholders to satisfy any exchange, redemption or acquisition of exchangeable shares (including in connection with any liquidation, dissolution or winding up of our company).

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents our company and Brookfield Corporation incorporate by reference, before you invest in the securities described herein.

Our class A exchangeable shares are traded on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “BNRE”. Our class A-1 exchangeable shares are traded on the NYSE and the TSX under the symbol “BNRE.A”. The Brookfield Class A Shares are traded on the NYSE and the TSX under the symbol “BN”.

An investment in the exchangeable shares and the Brookfield Class A Shares involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of exchangeable shares unless it is accompanied by a prospectus supplement. Any net proceeds the company or any selling securityholder, as the case may be, expects to receive from the sale of the exchangeable shares will be set forth in a prospectus supplement.

The date of this prospectus is January 29, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that our company and Brookfield Corporation have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a shelf registration process. Under this shelf registration process, we may sell, or a selling securityholder may sell, the exchangeable shares (and the underlying Brookfield Class A Shares) pursuant to this prospectus or through underwriters or dealers directly pursuant to applicable statutory exemptions, or through agents designated by us or the selling securityholders from time to time. Each prospectus supplement will identify each person who may be deemed to be an underwriter and will set forth the terms of the offering, including, to the extent applicable, the purchase price or prices of the offered exchangeable shares, the initial offering price, the proceeds to us or the selling securityholders from the sale of the offered exchangeable shares, any underwriting discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers.

The exchangeable shares may be offered and sold in amounts, at prices and on terms to be determined based on market conditions as set forth in one or more accompanying prospectus supplements (each a “prospectus supplement”). This prospectus provides you with a general description of the exchangeable shares and the Brookfield Class A Shares. Each time our company or the selling securityholders sell exchangeable shares hereunder, our company and Brookfield Corporation will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

As allowed by the SEC rules, this prospectus does not contain all the information included in the registration statement. For further information, you are referred to the registration statement, including its exhibits, as well as any prospectus supplement and any documents incorporated by reference herein or therein.

You should read this prospectus together with any applicable prospectus supplement thereto, and in any “free writing prospectus” that we may provide to you, and any documents incorporated by reference herein or therein and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Documents Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus or any document incorporated herein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any delivery of the exchangeable shares or Brookfield Class A Shares made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after this prospectus. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement, and in any “free writing prospectus” that we may provide to you. We have not authorized anyone else to provide you with other information. Neither we nor the selling securityholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless the context requires otherwise, when used in this prospectus, the terms “we,” “us,” “our,” “Brookfield Reinsurance” and “our company” mean Brookfield Reinsurance Ltd. together with all of its subsidiaries and the term “Brookfield” means Brookfield Corporation (formerly Brookfield Asset Management Inc.), its subsidiaries and controlled companies, and, unless the context otherwise requires, Brookfield Asset Management Ltd., and any investment fund sponsored, managed or controlled by Brookfield Corporation or its subsidiaries, and does not, for greater certainty, include us or Oaktree Capital Group, LLC or Atlas OCM Holdings, LLC and its subsidiaries.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because our company is organized under the laws of Bermuda and Brookfield Corporation is organized under the laws of Ontario, Canada, certain of the directors of our company and Brookfield Corporation as well as certain of the experts named in this prospectus are residents of Canada or another non-U.S. jurisdiction and a substantial portion of our company’s and Brookfield Corporation’s assets and the assets of those directors and experts may be located outside the United States.

In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to “$” or “US$” are to U.S. dollars. The financial statements of our company incorporated by reference herein have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements of Brookfield Corporation incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking information and other “forward looking statements” within the meaning of Canadian and United States securities laws, including the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, including, but not limited to, statements that reflect management’s expectations regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of our company or Brookfield, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods.

The words “expects,” “likely,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could”, which are predictions of or indicate future events, trends or prospects, and which do not relate to historical matters, identify forward-looking statements. Although our company and Brookfield Corporation believes that the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information. The forward-looking statements and information involve known and unknown risks, uncertainties and other factors, many of which are beyond our company’s or Brookfield’s control, which may cause the actual results, performance or achievements of our company or Brookfield to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to:

•	risks relating to the intended structural equivalence of our exchangeable shares with Brookfield Class A Shares;

•	risks relating to our ability to identify opportunities for growth or our ability to complete transactions as planned or realize the anticipated benefits of our acquisitions or other investments;

•	risks relating to our operating subsidiaries;

•	risks relating to our company being a holding company;

•	risks associated with our company being a “SEC foreign issuer” under Canadian securities regulations and a “foreign private issuer” under U.S. securities law;

•	risks relating to the possibility of our company becoming an investment company under U.S. securities laws;

•	risks associated with the effectiveness of our company’s internal controls;

•	risks relating to exchanges of our exchangeable shares, or upon a liquidation or redemption event, including any effect thereof on the market price of our exchangeable shares;

•	risks relating to the terms and ownership of our share capital and our agreements with Brookfield Corporation;

•	risks relating to the trading price of our exchangeable shares relative to Brookfield Class A Shares;

•	risks relating to the liquidity and de-listing of our exchangeable shares;

•	risks relating to the market price volatility of our exchangeable shares and Brookfield Class A Shares;

•

risks relating to additional issuances of exchangeable shares and/or Brookfield Class A Shares, or other securities that have rights and privileges that are more favorable than the rights and privileges afforded to our shareholders;

•	risks relating to our ability to pay distributions equal to the levels currently paid by Brookfield Corporation;

•	risks relating to foreign currency exchanges;

•	risks relating to shareholder protections under Bermuda law, which differ from the protection offered to shareholders under Canadian law;

•	risks relating to failure to realize anticipated benefits of our acquisition of Argo Group (as defined herein);

•	risks relating to failure to complete the AEL Acquisition (as defined herein);

•	risks relating to failure to realize anticipated benefits of AEL Acquisition;

•	risks relating to our assumptions and estimates when assessing reinsurance and insurance risks;

•	risks relating to our growth strategy, including realizing the anticipated financial benefits from reinsurance transactions;

•	risks associated with raising additional capital to fund growth;

•	risks relating to general market conditions in the reinsurance industry (including negative publicity related thereto) and concentration risks in our investment portfolio;

•	risks relating to our investment strategy;

•	risks relating to changes in interest rates and credit spreads;

•	risks relating to the valuation of our securities and investments and the determination of the amount of allowances and impairments taken on such investments;

•	risks relating to the illiquidity of our company’s assets;

•	risks to relating to a rating downgrade or the absence of a rating of any of our operating subsidiaries;

•	risks relating to the conduct of our counterparties to our reinsurance or indemnification arrangements or to the derivatives we use to hedge our business risks;

•	risks relating to the competition and consolidation in the reinsurance and insurance industries;

•	risks relating to use of technology and cybersecurity attacks, including the failure to protect the confidentiality of information;

•	risks relating to our current and future indebtedness;

•	risks relating to general economic, political and market conditions, including changes in government policy and legislation;

•	risks relating to our capital requirements;

•	risks relating to loss resulting from fraud, bribery, corruption other illegal acts, inadequate or failed internal processes or systems, or from external events;

•	risks relating to public health crises, illness, epidemics or pandemics;

•	risks relating to becoming involved in disputes and possible litigation;

•	risks relating to the highly regulated nature of our business and any future regulatory changes thereto;

•	risks relating to applicable capital ratios/calculations of our insurance subsidiaries;

•	risks relating to potential government intervention in the insurance industry and instability in the marketplace for insurance products;

•	risks relating to economic substance legislation enacted in Bermuda and the Cayman Islands;

•	risks relating to individuals who are members of BAM Re Partners Trust and also executives of Brookfield;

•	risks relating to our dependence on Brookfield, and departure of some or all of Brookfield’s professionals;

•	risks relating to our inability to terminate certain agreements entered into with Brookfield;

•	risks relating to leveraging Brookfield’s investment management and asset allocation capabilities;

•	risks relating to our organizational, ownership and operational management structure and investment management relationship with Brookfield;

•	risks relating to terms of arrangements with Brookfield;

•	risks associated with our failure to obtain or maintain licenses and/or other regulatory approvals as required for the operations of our insurance subsidiaries;

•	risks relating to obtaining required work permits for employees in Bermuda and the Cayman Islands;

•	risks relating to senior executives of Brookfield Corporation exercising influence over our company;

•	risks relating to our organizational, ownership and operational management structure potentially creating conflicts of interest;

•	risks relating to Bermuda, Canadian and United States taxation laws; and

•

other risk and factors detailed in this prospectus under the heading “Risk Factors” as well as under the heading “Risk Factors” in Brookfield Reinsurance’s Annual Report and under the heading “Business Environment and Risks” in Brookfield Corporation’s Annual Report and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with securities regulatory authorities in Canada and the United States, which are incorporated herein by reference, and those described in the applicable prospectus supplement.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this prospectus and the documents incorporated by reference herein and should not be relied upon as representing our views as of any date subsequent to such dates. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law. For further information on these known and unknown risks, please see “Risk Factors” in this prospectus and under the heading “Risk Factors” in Brookfield Reinsurance’s Annual Report and under the heading “Business Environment and Risks” in Brookfield Corporation’s Annual Report and the other information incorporated by

v

reference in this prospectus, as updated by our subsequent filings with the SEC, which are incorporated herein by reference, and those described in the applicable prospectus supplement.

The risk factors included in this prospectus and in the documents incorporated by reference could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Our company and Brookfield Corporation are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act), and our company and Brookfield Corporation will fulfill their obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, our company and Brookfield Corporation are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our company, Brookfield Corporation and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that our company and Brookfield Corporation file with the Canadian securities regulatory authorities. These filings are electronically available from SEDAR+ at www.sedarplus.com, the Canadian equivalent of the SEC’s electronic document gathering and retrieval system. This information is also available on at https://bnre.brookfield.com and https://bn.brookfield.com. The information on our company’s and Brookfield Corporation’s websites is not incorporated by reference into the Registration Statement and should not be considered a part of the Registration Statement or this prospectus, and the references to our company’s and Brookfield Corporation’s websites in the Registration Statement and this prospectus are inactive textual references only.

Our company and Brookfield Corporation are foreign private issuers, and therefore are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our company’s and Brookfield Corporation’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of our company’s and Brookfield Corporation’s securities. In addition, neither our company nor Brookfield Corporation is required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, our company and Brookfield Corporation intend to file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, annual reports on Form 20-F or Form 40-F, as applicable, containing financial statements audited by an independent registered public accounting firm. Our company and Brookfield Corporation also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, filed with, or furnished to, the SEC are specifically incorporated by reference in, and form an integral part of, this prospectus:

(a)	Brookfield Reinsurance’s Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 31, 2023 (“Brookfield Reinsurance’s Annual Report”), but excluding the disclosure in the following sections of Brookfield Reinsurance’s Annual Report that have been updated by Brookfield Reinsurance’s U.S. GAAP Financial Statements and MD&A (as defined herein):

(i)	Item 5. “Operating and Financial Review and Prospects” starting on page 92 of Brookfield Reinsurance’s Annual Report;

(ii)	Item 18. “Financial Statements” at page 216 of Brookfield Reinsurance’s Annual Report; and

(iii)

Pages F-1 to F-92 of Brookfield Reinsurance’s Annual Report, containing the audited consolidated financial statements for Brookfield Reinsurance as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, together with the accompanying notes, and the schedule of the condensed financial statements of Brookfield Reinsurance and the reports of the independent registered public accounting firm thereon

(collectively, the “20-F Excluded Sections”);

(b)

Brookfield Reinsurance’s recast audited combined consolidated financial statements as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, together with the accompanying notes, and the schedule of the condensed financial statements of Brookfield Reinsurance and the reports of the independent registered public accounting firm thereon and management’s discussion and analysis thereon, filed as Exhibit 99.1 to Brookfield Reinsurance’s Form 6-K with the SEC on June 28, 2023 (“Brookfield Reinsurance’s U.S. GAAP Financial Statements and MD&A”);

(c)

Brookfield Reinsurance’s unaudited condensed consolidated financial statements as at June 30, 2023 and December 31, 2022 and for the three and six months ended June 30, 2023 and 2022 and management’s discussion and analysis of Brookfield Reinsurance’s financial condition and results of operations for the three and six months ended June 30, 2023 and 2022, in each case filed as Exhibit 99.1 to Brookfield Reinsurance’s Form 6-K with the SEC on August 14, 2023;

(d)

Brookfield Reinsurance’s unaudited condensed consolidated financial statements as at September 30, 2023 and December 31, 2022 and for the three and nine months ended September 30, 2023 and 2022 and management’s discussion and analysis of Brookfield Reinsurance’s financial condition and results of operations for the three and nine months ended September 30, 2023 and 2022, in each case filed as Exhibit 99.1 to Brookfield Reinsurance’s Form 6-K with the SEC on November 13, 2023;

(e)

Brookfield Reinsurance’s management information circular dated July  21, 2023, filed as Exhibit 99.2 to Brookfield Reinsurance’s Form 6-K with the SEC on July 27, 2023 (the “Brookfield Reinsurance Meeting Circular”);

(f)	Brookfield Reinsurance’s management information circular dated September 30, 2022, filed as Exhibit 99.2 to Brookfield Reinsurance’s Form 6-K with the SEC on October 6, 2022;

(g)

Brookfield Corporation’s Annual Report on Form 40-F for the year ended December 31, 2022 (“Brookfield Corporation’s Annual Report”), filed with the SEC on March 24, 2023, which includes Brookfield Corporation’s (i) audited comparative consolidated financial statements and the notes thereto as of and for each of the two years in the period ended December 31, 2022 and 2021, together with the reports of the independent registered public accounting firm thereon, (ii) management’s discussion and analysis of Brookfield Corporation’s financial position as of December 31, 2022 and 2021 and results of operations for each of the years ended December 31, 2022 and 2021 and (iii) annual information form for the fiscal year ended December 31, 2022 dated March 24, 2023 (“Brookfield Corporation’s AIF”);

(h)

Brookfield Corporation’s unaudited condensed consolidated financial statements as at June 30, 2023 and December 31, 2022 and for the three and six months ended June 30, 2023 and 2022 and management’s discussion and analysis of Brookfield Corporation’s financial condition and results of operations for the three and six months ended June 30, 2023 and 2022, in each case filed as Exhibit 99.1 to Brookfield Corporation’s Form 6-K with the SEC on August 14, 2023;

(i)

Brookfield Corporation’s unaudited condensed consolidated financial statements as at September 30, 2023 and December 31, 2022 and for the three and nine months ended September 30, 2023 and 2022 and management’s discussion and analysis of Brookfield Corporation’s financial condition and results of operations for the three and nine months ended September 30, 2023 and 2022, in each case filed as Exhibit 99.1 to Brookfield Corporation’s Form 6-K with the SEC on November 14, 2023;

(j)	Brookfield Corporation’s management information circular dated April 28, 2023, filed as Exhibit 99.2 to Brookfield Corporation’s Form 6-K with the SEC on May 9, 2023;

(k)

Brookfield Corporation’s management information circular dated September 30, 2022 (the “Brookfield Corporation Meeting Circular”), filed as Exhibit 99.2 to Brookfield Corporation’s Form 6-K with the SEC on October 6, 2022, but excluding the disclosure in the following sections or subsections of the Brookfield Corporation Meeting Circular:

(i)	“Information Concerning the Manager Post-Arrangement” starting on page 59 of the Brookfield Corporation Meeting Circular;

(ii)	“Other Matters to be Acted Upon” starting on page 66 of the Brookfield Corporation Meeting Circular;

(iii)	“Certain Canadian Federal Income Tax Considerations” starting on page 72 of the Brookfield Corporation Meeting Circular;

(iv)	“Certain United States Federal Income Tax Considerations” starting on page 80 of the Brookfield Corporation Meeting Circular;

(v)	“Legal Matters” at page 92 of the Brookfield Corporation Meeting Circular;

(vi)	“Consents” at page 93 of the Brookfield Corporation Meeting Circular;

(vii)	“Appendix E – Information Concerning the Manager Post-Arrangement”;

(viii)	“Appendix F – Consolidated Financial Statements of Brookfield Asset Management Ltd.”;

(ix)	“Appendix G – Combined Consolidated Carve-Out Financial Statements of Brookfield Asset Management ULC”; and

(x)	“Appendix H – Unaudited Condensed Combined Carve-Out Financial Statements of Brookfield Asset Management ULC”

(collectively, the “Brookfield Corporation Meeting Circular Excluded Sections”);

(l)	the following acquisition-related documents filed with the SEC on August 18, 2023:

(i)

the unaudited consolidated financial statements of American National Group, Inc. (“American National”) as of March 31, 2022 and December 31, 2021, and for the three months ended March  31, 2022 and 2021, together with the notes and schedules thereto, filed as Exhibit 99.2 to Brookfield Reinsurance’s Form 6-K with the SEC on August 18, 2023;

(ii)

the audited consolidated financial statements of American National as of December 31, 2021 and December 31, 2020, and for each of the two years in the period ended December  31, 2021, together with the notes and schedules thereto, filed as Exhibit 99.1 to Brookfield Reinsurance’s Form 6-K with the SEC on August 18, 2023;

(iii)

the unaudited consolidated financial statements of Argo Group International Holdings, Ltd. (“Argo Group”) as of June 30, 2023 and December 31, 2022, and for the six months ended June  30, 2023 and 2022, together with the notes and schedules thereto, filed as Exhibit 99.4 to Brookfield Reinsurance’s Form 6-K with the SEC on August 18, 2023;

(iv)

the audited consolidated financial statements of Argo Group as of December 31, 2022 and December 31, 2021, and for each of the years in the three-year period ended December 31, 2022, together with the notes and schedules thereto, filed as Exhibit 99.3 to Brookfield Reinsurance’s Form 6-K with the SEC on August 18, 2023;

(v)

the unaudited consolidated financial statements of American Equity Investment Life Holding Company (“AEL”) and subsidiaries as of June 30, 2023 and December 31, 2022, and for the six months ended June  30, 2023 and 2022, together with the notes and schedules thereto, filed as Exhibit 99.6 to Brookfield Reinsurance’s Form 6-K with the SEC on August 18, 2023;

(vi)

the audited consolidated financial statements of AEL and subsidiaries as of December 31, 2022 and December 31, 2021, and for each of the years in the three-year period ended December  31, 2022, together with the notes and schedules thereto, filed as Exhibit 99.5 to Brookfield Reinsurance’s Form 6-K with the SEC on August 18, 2023; and

(vii)

the combined statements of revenues and certain operating expenses of certain office and mixed-use real estate (the “Acquired RE Portfolio”) for the six months ended June 30, 2023 (unaudited) and for the year ended December 31, 2022, together with the report of the independent auditor thereon, filed as Exhibit 99.7 to Brookfield Reinsurance’s Form 6-K with the SEC on August 18, 2023;

(m)

the unaudited consolidated financial statements of Argo Group as of September 30, 2023 and December 31, 2022, and for the nine months ended September  30, 2023 and 2022, together with the notes and schedules thereto, filed as Exhibit 99.2 to Brookfield Reinsurance’s Form 6-K with the SEC on January 16, 2024;

(n)

the unaudited consolidated financial statements of AEL and subsidiaries as of September 30, 2023 and December 31, 2022, and for the nine months ended September  30, 2023 and 2022, together with the notes and schedules thereto, filed as Exhibit 99.3 to Brookfield Reinsurance’s Form 6-K with the SEC on January 16, 2024;

(o)

the unaudited condensed combined pro forma financial statements of Brookfield Reinsurance as at June 30, 2023, and for the six months ended June 30, 2023 and the year ended December 31, 2022, to give effect to the acquisition of American National, the Argo Acquisition (as defined herein), the AEL Acquisition (as defined herein) and the acquisition of the Acquired RE Portfolio, filed as Exhibit 99.1 to Brookfield Reinsurance’s Form 6-K with the SEC on January 16, 2024;

(p)

the description of the class A exchangeable shares as set forth in Brookfield Reinsurance’s registration statement on Form 8-A, filed with the SEC on June 16, 2021, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description; and

(q)

the description of the class A-1 exchangeable shares as set forth in Brookfield Reinsurance’s registration statement on Form 8-A, filed with the SEC on November 14, 2023, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

The 20-F Excluded Sections have not been incorporated by reference into, and do not form a part of this prospectus since such sections have been updated by Brookfield Reinsurance’s U.S. GAAP Financial Statements and MD&A.

The Brookfield Corporation Meeting Circular Excluded Sections have not been incorporated by reference in, and do not form a part of this prospectus because they were prepared in respect of a specific transaction contemplated in the Brookfield Corporation Meeting Circular, unrelated to the distribution of securities under this prospectus, and that transaction has been completed.

All annual reports filed by our company and Brookfield Corporation with the SEC on Form 20-F or Form 40-F, as applicable, and any Form 6-K filed or furnished with the SEC by our company and Brookfield Corporation that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. Our company and Brookfield Corporation shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to our company or Brookfield Corporation, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to:

Brookfield Reinsurance

Ideation House, 1st Floor

94 Pitts Bay Road

Pembroke HM08

Bermuda

Attention: Investor Relations

Telephone: (416) 956-5141

Brookfield Corporation

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Investor Relations

Telephone: (416) 359-8647

Any statement contained in this prospectus, any prospectus supplement, any “free writing prospectus” or in a document incorporated or deemed to be incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus” shall be deemed to be modified or superseded, for the purposes of this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be, to the extent that a statement contained in this prospectus, any prospectus supplement, any “free writing prospectus” or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the exchangeable shares or the Brookfield Class A Shares. Before making an investment decision, you should read this entire prospectus carefully, especially the section entitled “Risk Factors,” the financial statements and related notes thereto, the documents incorporated by reference in this prospectus and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information. See also the section entitled “Where You Can Find More Information.”

Brookfield Reinsurance Ltd.

Brookfield Reinsurance was incorporated on December 10, 2020 under the Companies Act 1981 of Bermuda, as amended (the “Bermuda Act”), as an exempted company limited by shares. Our company operates a leading capital solutions business providing insurance and reinsurance services to individuals and institutions. Through our operating subsidiaries, we offer a broad range of insurance products and services, including life insurance and annuities, personal and commercial property and casualty insurance. In doing so, we seek to match our liabilities with a portfolio of high-quality investments in order to generate attractive, risk-adjusted returns within our business. We leverage our relationship with Brookfield in order to opportunistically source new business and deploy our capital in assets that are tailored to our investment needs. Our relationship with Brookfield provides us with access to a diverse mix of leading alternative investment strategies that we believe are well-suited for this purpose.

Our class A exchangeable shares are listed on the NYSE and the TSX under the symbol “BNRE”. Our class A-1 exchangeable shares are listed on the NYSE and the TSX under the symbol “BNRE.A”.

Brookfield Reinsurance’s head and registered office as well as their principal executive offices are located at Ideation House, 1st Floor, 94 Pitts Bay Road, Pembroke HM08 Bermuda, and its telephone number is +1 (441) 405-7811.

Further information with respect to Brookfield Reinsurance is set forth in Brookfield Reinsurance’s Annual Report, which is incorporated by reference in this document.

Brookfield Corporation

Brookfield Corporation is focused on compounding capital over the long term to earn attractive total returns for its shareholders. Today, Brookfield Corporation’s capital is deployed across three businesses – Asset Management, Insurance Solutions and its Operating Businesses, generating substantial and growing free cashflows, all of which is underpinned by a conservatively capitalized balance sheet.

The Brookfield Class A Shares are listed on the NYSE and the TSX under the symbol “BN”.

Brookfield Corporation’s principal executive offices are located at 181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, and its telephone number is (416) 359-8647.

Distribution Policy and Distribution History

The declaration and payment of dividends on the Brookfield Class A Shares and class B limited voting shares (the “Brookfield Class B Shares”) of Brookfield Corporation are at the discretion of the board of directors of Brookfield Corporation. Dividends on the Brookfield Class A Shares and Brookfield Class B Shares are paid quarterly, at the end of March, June, September and December of each year. The board of directors of Brookfield Corporation supports a stable and consistent dividend policy and will consider increasing dividends from time to time at a rate based on a portion of the growth rate in cash flow from operations per share. Special dividends may also be declared from time to time to implement corporate strategic initiatives.

Recent Developments

Acquisition of Argo Group International Holdings, Ltd.

On February 8, 2023, our company announced a definitive merger agreement to acquire Argo Group International Holdings, Ltd. in an all-cash transaction for approximately $1.1 billion (the “Argo Acquisition”). As part of the definitive merger agreement, each issued and outstanding Argo Group common share was converted into the right to receive $30.00 in cash at closing of the merger, funded by existing cash on hand and liquidity available to Brookfield Reinsurance. The merger closed on November 16, 2023.

Argo Group is a U.S. focused underwriter of specialty insurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses. Argo Group and its insurance subsidiaries are rated ‘A-’ by Standard and Poor’s. Argo Group’s insurance subsidiaries are rated ‘A-’ by A.M. Best.

Acquisition of American Equity Investment Life Holding Company

On July 4, 2023, our company entered into a definitive Agreement and Plan of Merger (the “AEL Merger Agreement”) with Arches Merger Sub, Inc., an Iowa corporation and a wholly owned subsidiary of Brookfield Reinsurance (“Merger Sub”), American Equity Investment Life Holding Company, an Iowa corporation, and solely for the purposes set forth in the AEL Merger Agreement, Brookfield Asset Management Ltd. (“BAM”), whereby our company will acquire the outstanding common equity of AEL that it does not already own for aggregate consideration of $55.00 per AEL share in a transaction that values AEL at approximately $4.3 billion (the “AEL Acquisition”). AEL shareholders will receive a combination of $38.85 in cash consideration and a number of class A limited voting shares of BAM (“BAM Shares”) having a value equal to $16.15 (based on the undisturbed 90-day volume-weighted average share price of the BAM Shares as of June 23, 2023), subject to adjustment in certain circumstances as described in the AEL Merger Agreement (the “BAM Stock Consideration”).

In order to facilitate Brookfield Reinsurance’s obligations to fund the BAM Stock Consideration, Brookfield Reinsurance intends to acquire from Brookfield Corporation the BAM Shares required to satisfy the BAM Stock Consideration. Subject to this occurring, BAM’s public float will increase by approximately 10%, and Brookfield Corporation’s interest in Brookfield Asset Management ULC will decrease from 75% to approximately 73%.

In connection with the AEL Acquisition, Brookfield Reinsurance is expected to issue class C shares of Brookfield Reinsurance to Brookfield Corporation in exchange for the BAM Shares and cash consideration that will be used by our company to fund the AEL Acquisition. As of the date of this document, the number of class C shares to be issued to Brookfield Corporation has not been determined; however, we expect to issue up to 90,000,000 class C shares to Brookfield Corporation. No exchangeable shares of our company will be issued in connection with the AEL Acquisition. See the unaudited condensed combined pro forma financial statements of Brookfield Reinsurance as at June 30, 2023, and for the six months ended June 30, 2023 and the year ended December 31, 2022, filed as Exhibit 99.1 to Brookfield Reinsurance’s Form 6-K filed with the SEC on January 16, 2024, for further information on the pro forma impact of the AEL Acquisition and the other transactions described therein.

AEL is an industry leader in the development and sale of fixed index and fixed rate annuity products. The company was founded in 1995 and is headquartered in West Des Moines, Iowa with additional offices in Charlotte, NC, New York, NY and Miami, FL. AEL is licensed to sell insurance products in all 50 states and the District of Columbia, writing over $4 billion of annuity products annually. AEL’s products are sold primarily through independent insurance agents, as well as banks and broker-dealers.

The AEL Acquisition is expected to close in the first half of 2024, subject to closing conditions customary for a transaction of this type, including receipt of insurance regulatory approvals in relevant jurisdictions.

Exchange Offer

On November 14, 2023, our company announced the results of its previously announced offer (the “Offer”) through which holders of Brookfield Class A Shares were given the opportunity to voluntarily exchange their Brookfield Class A Shares for newly-issued class A-1 exchangeable shares on a one-for-one basis. The Offer closed on November 16, 2023. Under the Offer, our company took up 32,934,574 Brookfield Class A Shares and issued 32,934,574 class A-1 exchangeable shares in exchange. Immediately following the completion of the Offer, there were 10,450,952 class A exchangeable shares and 32,934,574 class A-1 exchangeable shares issued and outstanding. The Brookfield Class A Shares tendered in the Offer were retained by Brookfield Reinsurance for investment purposes.

RISK FACTORS

An investment in the exchangeable shares and the Brookfield Class A Sharee is subject to certain risks. Before making an investment decision, you should carefully consider the risks described in this prospectus and under the heading “Risk Factors” in Brookfield Reinsurance’s Annual Report and under the heading “Business Environment and Risks” in Brookfield Corporation’s Annual Report and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, and those described in the applicable prospectus supplement. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known by Brookfield Reinsurance or Brookfield Corporation, or that Brookfield Reinsurance or Brookfield Corporation currently believe are not material, may also materially and adversely impact the business, operations, financial condition, financial performance, cash flows, reputation or prospects of Brookfield Reinsurance or Brookfield Corporation. For more information see “Documents Incorporated by Reference.”

Risks Relating to the Class A-1 Exchangeable Shares

As a result of certain regulatory limitations in our bye-laws, certain holders of class A-1 exchangeable shares may be unable to convert their class A-1 exchangeable shares into class A exchangeable shares.

Our bye-laws provide that no holder of our class A-1 exchangeable shares will be permitted to convert its class A-1 exchangeable shares into our class A exchangeable shares unless the requesting holder has provided satisfactory evidence to us (in our reasonable determination) that either (i) it and its affiliates will not, after giving effect to the conversion, directly or indirectly, beneficially own, control or hold with the power to vote more than 9.9% of our class A exchangeable shares or (ii) it and its affiliates have received all required regulatory approvals and consents or, if applicable, exemptions or waivers, to beneficially own, control or hold with the power to vote more than 9.9% of our class A exchangeable shares (the “Regulatory Condition”). Investing in our class A-1 exchangeable shares are subject to this risk and other risks.

Due to the Regulatory Condition in our bye-laws, investors may be limited in their ability to convert their class A-1 exchangeable shares into class A exchangeable shares, which could in effect limit such investors in their ability to vote on matters requiring approval of shareholders of Brookfield Reinsurance.

The class A-1 exchangeable shares generally have no voting rights.

Except as otherwise required by Bermuda law and other than in the limited circumstances described in our bye-laws, holders of class A-1 exchangeable shares generally will have no voting rights. Our class A exchangeable shares and class B shares are the only classes that carry full voting rights.

Holders of class A-1 exchangeable shares are unable to convert their class A-1 exchangeable shares into class A exchangeable shares during certain periods.

Our bye-laws prohibit holders of class A-1 exchangeable shares from converting their class A-1 exchangeable shares into class A exchangeable shares during (i) the calendar month in which quarterly distributions are paid to holders of exchangeable shareholders or (ii) during the period commencing 10 business days prior to a record date for any special dividend or stock distribution and up to and including on the payment date for such dividend (the “Blackout Period”). Any notice given to the transfer agent to exercise the right of conversion on the class A-1 exchangeable shares purported to be delivered to our company during a Blackout Period will be deemed to have been received on the business day immediately following the date on which a Blackout Period expires.

Risks Relating to the AEL Acquisition

Failure to complete the AEL Acquisition could negatively impact the future business and financial results of our company.

The closing of the AEL Acquisition is subject to satisfaction or waiver of a number of customary closing conditions, including receipt of insurance regulatory approvals in relevant jurisdictions. Although we expect that the AEL Acquisition will close in the first half of 2024, there is no guarantee that the AEL Acquisition will close on such timeline, or at all. If the AEL Acquisition is not completed, the ongoing businesses of our company may be adversely affected and our company will be subject to several risks, including (i) having to pay certain costs relating to the AEL Acquisition, such as legal, accounting, financial advisor, filing, printing and mailing fees; and (ii) the focus of management teams on the AEL Acquisition instead of on pursuing other opportunities that could be beneficial; in each case, without realizing any of the benefits of having the AEL Acquisition completed. In addition, if the AEL Acquisition is not completed, our company may experience negative reactions from the financial markets and from regulators, rating agencies, prospective customers and counterparties and other insurance industry participants. If the AEL Acquisition is not completed, these risks may still materialize and may adversely affect the business, financial results and stock prices of our company.

Following the AEL Acquisition, we may not realize the anticipated benefits of the AEL Acquisition.

Even if we are successful in closing the AEL Acquisition, we may fail to realize some or all of the anticipated benefits of the AEL Acquisition, including as a result of potential unknown liabilities and expenses within the business that were not identified by us during due diligence, or because of changes in our business or the business or industry of AEL between the time we entered into the AEL Merger Agreement and closing of the AEL Acquisition. Furthermore, following the AEL Acquisition, the size and complexity of our business will increase significantly, and we may be exposed to additional risk factors that we are not exposed to through our existing business, including risks relating to AEL’s business. Our future success depends, in part, upon our ability to manage our expanded business, and mitigate such risk factors, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity.

USE OF PROCEEDS

Unless stated otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds of the sale of exchangeable shares for general corporate purposes. We will not receive any proceeds from any sales of exchangeable shares offered by a selling securityholder.

The actual application of proceeds from the sale of any particular offering of exchangeable shares covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

DESCRIPTION OF OUR EXCHANGEABLE SHARES

The following description of class A exchangeable shares and class A-1 exchangeable shares sets forth certain general terms and provisions of the class A exchangeable shares and class A-1 exchangeable shares, as applicable. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of our company’s bye-laws. Through the rights and governance structures described in this prospectus and in the documents incorporated by reference, each exchangeable share is intended to provide its holder with an economic return that is equivalent to that of a Brookfield Class A Share. Consequently, we expect that the market price of our class A exchangeable shares, and our class A-1 exchangeable shares should be impacted by the market price of the Brookfield Class A Shares and the business performance of Brookfield Corporation. Except for the voting rights and the conversion rights described below, the rights, privileges, restrictions and conditions attached to the class A exchangeable shares as a class and the class A-1 exchangeable shares as a class are identical in all respects. Certain material U.S. and Canadian federal income tax considerations relating to such exchangeable shares will be described in a prospectus supplement.

Voting Rights of Class A Exchangeable Shares

Each holder of class A exchangeable shares will be entitled to receive notice of, and to attend and vote at, all meetings of our shareholders, other than meetings at which only holders of a specified class or series of shares are entitled to vote or as otherwise required by law. Except as set out below under “— Election of Directors”, each holder of class A exchangeable shares will be entitled to cast one vote for each class A exchangeable share held at the record date for determination of shareholders entitled to vote on any matter.

Except as otherwise expressly provided in our bye-laws or as required by law, all matters to be approved by shareholders must be approved by: (i) a majority or, where a higher threshold is specified under applicable law, the higher percentage of the votes cast by holders of class A exchangeable shares who vote in respect of the resolution, and (ii) a majority or, where a higher threshold is specified under applicable law, the higher percentage of the votes cast by the holder of our class B shares who vote in respect of the resolution. As a result, all matters that require shareholder approval must be approved by the holder of the class B shares.

Election of Directors

In the election of directors, holders of class A exchangeable shares will be entitled to elect one-half of the board. Our bye-laws provide that each holder of a class A exchangeable share has the right to cast a number of votes equal to the number of votes attached to the class A exchangeable shares held by the holder multiplied by the number of directors to be elected by the holder and all holders of class A exchangeable shares entitled to vote with such holder in the election of directors. A holder may cast all such votes in favor of one candidate or distribute such votes among its candidates in any manner the holder sees fit. Where a holder has voted for more than one candidate without specifying the distribution of votes among such candidates, the holder shall be deemed to have divided the holder’s votes equally among the candidates for whom the holder voted.

Voting Rights of Class A-1 Exchangeable Shares

Except as otherwise required by law, each holder of class A-1 exchangeable shares shall be entitled to notice of, and to attend, any meetings of shareholders of our company (except meetings at which only holders of another specified class or series of shares are entitled to vote), but shall not be entitled to vote at any such meeting. The class A-1 exchangeable shares are non-voting to address certain insurance regulatory restrictions on ownership, but are otherwise intended to be economically equivalent in all respects to our class A exchangeable shares.

Conversion Right of Holders of Class A-1 Exchangeable Shares

Subject to applicable law and the Regulatory Condition, a holder of class A-1 exchangeable shares will be entitled, from time to time, to convert their class A-1 exchangeable shares into class A exchangeable shares on a one-for-one basis (the “Conversion Right”). No holder will be permitted to convert its class A-1 exchangeable shares, and our company will not authorize or effect any conversions of class A-1 exchangeable shares, unless the requesting holder has provided satisfactory evidence to our company that it meets the Regulatory Condition as determined by our company acting reasonably. See “Risk Factors — Risks Relating to the Class A-1 Exchangeable Shares — As a result of certain regulatory limitations in our bye-laws, certain holders of class A 1 exchangeable shares may be unable to convert their class A 1 exchangeable shares into class A exchangeable shares”.

The Conversion Right will be exercisable in accordance with the share conditions, which are attached to the bye-laws. The right of conversion may be exercised, provided the Regulatory Condition is satisfied, by notice in writing given to the transfer agent (a “Conversion Notice”), which notice shall specify the number of class A-1 exchangeable shares that the class A-1 exchangeable shareholder desires to have converted. No Conversion Notice will be accepted during the Blackout Period. See “Risk Factors — Risks Relating to the Class A-1 Exchangeable Shares — Holders of class A-1 exchangeable shares are unable to convert their class A-1 exchangeable shares into class A exchangeable shares during certain periods”. If a holder of class A-1 exchangeable shares holds such class A-1 exchangeable shares through a broker, such holder may contact its broker to request an exchange on such holder’s behalf.

A converting holder will have no further right, with respect to any class A-1 exchangeable shares so converted, to receive any distributions on such shares with a record date on or after the Conversion Notice Date, without regard to the time of day on the Conversion Notice Date at which the exchange is completed. For greater certainty, a converting holder will, despite a notice of conversion being delivered, be entitled to receive any distributions on class A exchangeable shares and class A-1 exchangeable shares that have a record date prior to the Conversion Notice Date.

Distributions

The holders of exchangeable shares will be entitled to receive distributions as and when declared by our board subject to receipt of sufficient shareholder approval (where applicable) and the prior rights of the holders of all classes and series of the Class A Senior Preferred Shares and Class B Senior Preferred Shares and any other shares ranking senior to the class A exchangeable shares or class A-1 exchangeable shares with respect to priority in payment of distributions. It is expected that each exchangeable share will receive distributions at the same time and in the same amount as the cash dividends paid on each Brookfield Class A Share.

Subject to the prior rights of holders of all classes and series of Senior Preferred Shares at the time outstanding having prior rights as to distributions, and in preference to the Junior Preferred Shares and class C shares of our company, each exchangeable share will entitle its holder to cumulative distributions per share in an amount equal to (i) the amount of any cash dividend made on a Brookfield Class A Share multiplied by (ii) the exchange factor (which initially shall be one, subject to adjustment in the event of certain dilutive or other capital events by our company or Brookfield Corporation) determined in accordance with our bye-laws and in effect on the payment date of such distribution, which we refer to as the exchangeable distribution. See Item 10.B “Memorandum and Bye-Laws — Exchange by Holder — Adjustments to Reflect Certain Capital Events” in Brookfield Reinsurance’s Annual Report which is incorporated by reference into this prospectus.

If the full amount of an exchangeable distribution is not paid concurrently with a dividend on the Brookfield Class A Shares, then the unpaid amount of such exchangeable distribution shall accrue and accumulate (without interest), whether or not our company has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable distribution has been earned, made or authorized. Any exchangeable distribution payment made shall first be credited against the earliest accumulated but unpaid exchangeable distribution due which remains payable, which we refer to as unpaid distributions. All exchangeable distributions shall be paid prior and in preference to any dividends or distributions on the class C shares. The holders of class A exchangeable shares and class A-1 exchangeable shares shall not be entitled to any distributions from our company other than the exchangeable distributions.

The exchangeable shares may be consolidated or split in the event of, and equally with, a share consolidation or stock split of the Brookfield Class A Shares. As an alternative, stock dividends may be paid in lieu of stock splits concurrently with a stock split of the Brookfield Class A Shares. In that case, the stock dividend on the exchangeable shares will be paid in additional exchangeable shares.

Exchange by Holder

At any time before the 15th business day prior to the date of any redemption, holders of exchangeable shares shall have the right to exchange all or a portion of their exchangeable shares with Brookfield Corporation for one

Brookfield Class A Share per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or Brookfield Corporation as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one Brookfield Class A Share on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid distributions, if any (the form of payment to be determined at the sole election of Brookfield Corporation), subject to certain limitations described below if Brookfield Corporation is unable to maintain an effective registration statement. If you hold exchangeable shares through a broker, please contact your broker to request an exchange on your behalf. If you are a registered holder of exchangeable shares, please contact our transfer agent and follow the process described below.

Pursuant to the Amended and Restated Rights Agreement dated as of March 21, 2023 between Brookfield Corporation, Brookfield Reinsurance and Wilmington Trust, National Association (the “Rights Agreement”) Brookfield Corporation has agreed it will satisfy, or cause to be satisfied, any request made pursuant to our bye-laws to exchange such exchangeable shares for Brookfield Class A Shares or its cash equivalent, plus unpaid distributions.

The obligation to satisfy a request for exchange is the obligation of Brookfield Corporation, and our company has no obligation to deliver Brookfield Class A Shares or cash, to deliver any unpaid distributions, or to cause Brookfield Corporation to do so.

Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares with Brookfield Corporation for Brookfield Class A Shares or its cash equivalent is required to complete and deliver a notice of exchange in the form available from our transfer agent. Upon receipt of a notice of exchange, Brookfield Corporation shall, subject to the remarketing mechanisms described below, within ten (10) business days after the date that the notice of exchange is received by our transfer agent, or the specified exchange date, deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one Brookfield Class A Share per exchangeable share held (subject to adjustments in the event of certain capital events by our company or Brookfield Corporation as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one Brookfield Class A Share on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid distributions, if any (the form of payment to be determined at the sole election of Brookfield Corporation). Notwithstanding the foregoing, for so long as there is not an effective registration statement with respect to the delivery of Brookfield Class A Shares in connection with the exchange right, Brookfield Corporation will not be able to effect exchanges for Brookfield Class A Shares and will not be required to effect exchanges for cash that would result in the payment of an amount in excess of $5,000,000 in the aggregate over any 30 consecutive calendar day period; provided that such limit will not apply for more than 90 consecutive calendar days during any 12 calendar month period. Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged their exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any distributions on the exchangeable shares on or after the date on which such exchangeable shares are exchanged. For greater certainty, a tendering holder will, despite a notice of exchange being delivered, be entitled to receive any distributions on the exchangeable shares that have a record date or otherwise accrued prior to the date on which such notice of exchange is received.

Subject to the limitations on exchange as described above, in the event that a tendering holder of exchangeable shares has not received the number of Brookfield Class A Shares or its cash equivalent (the form of payment to be determined by Brookfield Corporation in its sole discretion) in satisfaction of the tendered exchangeable shares on or prior to the specified exchange date, then, pursuant to the Rights Agreement, the holder of the subject exchangeable shares, or the rights agent, on behalf of the holder of the subject exchangeable shares, will have the right to institute and maintain any suit, action or proceeding against Brookfield Corporation to enforce the obligations of Brookfield Corporation to exchange our exchangeable shares for Brookfield Class A Shares (or their cash equivalent) plus unpaid distributions. For a further description of the Rights Agreement, see 10.C “Material Contracts — Rights Agreement” and Item 10.B “Memorandum and Bye-Laws — Rights Agreement” in Brookfield Reinsurance’s Annual Report which is incorporated by reference into this prospectus.

Remarketing Mechanism. In accordance with our bye-laws, Brookfield Corporation may engage an agent to remarket exchangeable shares tendered for exchange and deliver Brookfield Class A Shares under certain conditions, in which case the tendering holder’s exchangeable shares would be purchased (and remain in circulation in the hands of another holder) rather than being exchanged.

No Fractional Shares. No fractional Brookfield Class A Shares will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional Brookfield Class A Shares to which the tendering holder of exchangeable shares would otherwise be entitled at Brookfield Corporation’s election, Brookfield Corporation will pay an amount in cash equal to the Brookfield Class A Share value on the trading day immediately preceding the applicable specified exchange date multiplied by such fraction of a Brookfield Class A Share.

Adjustments to Reflect Certain Capital Events. The exchange factor (which initially shall be one) is subject to adjustment in accordance with our company’s bye-laws to reflect certain capital events, including (i) if Brookfield Corporation declares or pays a dividend to its shareholders consisting wholly or partly of Brookfield Class A Shares or if or our company declares or pays a distribution to our shareholders consisting wholly or partly of exchangeable shares, in each case, without a corresponding dividend or distribution, as applicable, being paid by the other entity; (ii) if Brookfield Corporation or our company splits, subdivides, reverse-splits or combines its outstanding Brookfield Class A Shares or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if Brookfield Corporation or our company distributes any rights, options or warrants to all or substantially all holders of its Brookfield Class A Shares or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire Brookfield Class A Shares or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for Brookfield Class A Shares or exchangeable shares), as applicable, without a corresponding distribution of comparable rights, options or warrants by the other entity; (iv) if Brookfield Corporation effects a spin-off, unless a corresponding event (or a distribution/equivalent compensation) occurs at our company in respect of the exchangeable shares; (v) if Brookfield Corporation distributes to all or substantially all holders of Brookfield Class A Shares evidences of its indebtedness or assets (including securities), or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by our company; or (vi) if Brookfield Corporation or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the Brookfield Class A Shares (but excluding for all purposes any exchange or tender offer to exchange Brookfield Class A Shares for exchangeable shares or any other security economically equivalent to Brookfield Class A Shares), to the extent that the cash and value of any other consideration included in the payment per Brookfield Class A Share exceeds certain thresholds.

Recirculation of Exchangeable Shares. Brookfield Corporation may, in certain circumstances as further described in our bye-laws, transfer the exchangeable shares acquired by Brookfield Corporation upon an exchange (the “Recirculation Right”). The Recirculation Right allows the exchangeable shares of our company that are acquired by Brookfield Corporation following exchange to remain in circulation under certain circumstances, thereby supporting our company’s efforts to enhance liquidity for our shareholders. The Recirculation Right may be exercised by Brookfield Corporation provided that prior notice of the transfer is given to our company confirming (i) the number of exchangeable shares to be transferred (the “recirculated exchangeable shares”), (ii) the approval by the Brookfield Corporation board of directors of the issuance of the Brookfield Class A Shares issuable on exchange of the recirculated exchangeable shares (“Additional Brookfield Class A Shares”), (iii) if the exchangeable shares are then listed on any stock exchange, the approval of the stock exchange for the listing of the Additional Brookfield Class A Shares and (iv) the satisfaction by Brookfield Corporation of the securities laws applicable to the transfer (provided that this shall not be interpreted as requiring our company to register such recirculated exchangeable share).

Redemption

Our board will have the right, subject to the prior written consent of Brookfield Corporation, as the sole holder of the class C shares, and upon sixty days’ prior written notice to holders of exchangeable shares, to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of class A exchangeable shares outstanding decreases by 50% or more over any six-month period; (ii) the daily market value of the class A exchangeable shares (based on the closing price on the NYSE on each trading day) (A) is less than $250 million for more than six consecutive months or (B) decreases by 50% or more from its high over any three-month period; (iii) a person acquires 90% of the Brookfield Class A Shares in a take-over bid (as defined by applicable securities law); (iv) shareholders of Brookfield Corporation approve an acquisition of Brookfield Corporation by way of arrangement, amalgamation or similar transaction; (v) shareholders of Brookfield Corporation approve a restructuring or other reorganization of Brookfield Corporation or a liquidation, insolvency or winding-up of Brookfield Corporation is pending; (vi) there is a pending sale of all or substantially all of Brookfield Corporation’s assets; (vii) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (viii) our board, in its sole discretion, concludes that the holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, shareholders do not have the ability to vote on such redemption and the board’s decision to redeem all of the then outstanding exchangeable shares will be final.

Upon any such redemption event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one Brookfield Class A Share per exchangeable share held (subject to adjustment in the event of certain capital events by our company or Brookfield Corporation as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one Brookfield Class A Share on the trading day immediately preceding the announcement of such redemption plus all unpaid distributions, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any redemption event, Brookfield Corporation may elect to acquire all of the outstanding exchangeable shares in exchange for one Brookfield Class A Share per exchangeable share held (subject to adjustment in the event of certain capital events by our company or Brookfield Corporation as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one Brookfield Class A Share on the trading day immediately preceding the announcement of such redemption plus all unpaid distributions, if any (the form of payment to be determined at the election of Brookfield Corporation). Shareholders are not entitled to vote on Brookfield Corporation’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Brookfield Corporation, as the sole holder of our class C shares, will have the right, subject to applicable law, to require our company to commence a liquidation of our company following the occurrence of certain events. See Item 10.B “Memorandum and Bye-Laws — Class C Shares — Liquidation” in Brookfield Reinsurance’s Annual Report which is incorporated by reference in this prospectus for more information.

Upon any liquidation, dissolution or winding up of our company or any other distribution of our assets among our shareholders for the purpose of winding up our affairs, including whether substantially concurrent with the liquidation, dissolution or winding up of Brookfield Corporation or any other distribution of Brookfield Corporation’s assets among its shareholders for the purpose of winding up its affairs, and subject to the prior rights of holders of all classes and series of Senior Preferred Shares and any other class of shares of our company ranking in priority or ratably with the exchangeable shares and after the payment in full of any unpaid distributions, the holders of exchangeable shares shall be entitled to one Brookfield Class A Share per exchangeable share held (subject to adjustment in the event of certain capital events by our company or Brookfield Corporation as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one Brookfield Class A Share on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of our company are insufficient to make such payment in full, then the assets of our company will be distributed among the holders of exchangeable shares and class B shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of our company, Brookfield Corporation may elect to acquire all but not less than all of the outstanding exchangeable shares for one Brookfield Class A Share per exchangeable share (subject to adjustment in the event of certain capital events by our company or Brookfield Corporation as described above in “— Exchange by Holder — Adjustments to Reflect Certain Capital Events”) plus all unpaid distributions, if any. The acquisition by Brookfield Corporation of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of our company. Shareholders are not entitled to vote on Brookfield Corporation’s exercise of the overriding call right described in the preceding sentences.

Book-Based System

The exchangeable shares may be represented in the form of one or more fully registered share certificates held by, or on behalf of, CDS or DTC, as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of the exchangeable shares may be effected through the book-based system administered by CDS or DTC, as applicable.

Treatment of Exchangeable Shares in Connection with a Takeover Bid, Issuer Bid or Tender Offer

The exchangeable shares are not Brookfield Class A Shares and will not be treated as Brookfield Class A Shares for purposes of the application of applicable Canadian and U.S. rules relating to takeover bids, issuer bids and tender offers. Neither, Brookfield Class A Shares, the class A exchangeable shares or the class A-1 exchangeable shares are securities of the same class. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire Brookfield Class A Shares, unless such offer is extended to holders of class A exchangeable shares and holders of the class A-1 exchangeable shares and holders of Brookfield Class A Shares will not be entitled to participate in an offer or bid made to acquire class A exchangeable shares or class A-1 exchangeable shares, unless such offer is extended to holders of Brookfield Class A Shares. In the event of a takeover bid for Brookfield Class A Shares, a holder of exchangeable shares who would like to participate would be required to first tender his or her exchangeable shares for exchange, in order to receive a Brookfield Class A Share, or the cash equivalent, at the election of Brookfield Corporation, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the Brookfield Class A Shares at a price in excess of the market price of the Brookfield Class A Shares and a comparable offer is not made for the exchangeable shares, then the exchange factor for the exchangeable shares may be adjusted. See “— Exchange by Holder — Adjustments to Reflect Certain Capital Events” above for more information on the circumstances in which adjustments may be made to the exchange factor.

Choice of Forum for Bermuda Act and U.S. Securities Act Claims

Pursuant to our bye-laws, unless we consent in writing to the selection of an alternative forum (and our company will always provide such consent with respect to the Superior Court of Justice of the Province of Ontario, Canada and appellate Courts thereof), the Supreme Court of Bermuda shall, to the fullest extent permitted by law, be the sole and exclusive forum for any dispute that arises concerning the Bermuda Act or out of or in connection with our bye-laws, including any question regarding the existence and scope of our bye-laws and/or whether there has been any breach of the Bermuda Act or our bye-laws by an officer or director (i.e., the Bermuda Forum Provision.) The Bermuda Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. In addition, our bye-laws further provide that unless we consent in writing to the selection of an alternative forum, the federal courts of the United States shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act (i.e., the U.S. Federal Forum Provision). Our bye-laws provide that any person or entity purchasing or otherwise acquiring any interest in our exchangeable shares is deemed to have notice of and consented to the Bermuda Forum Provision and the U.S. Federal Forum Provision; provided, however, that shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. The Bermuda Forum Provision and the U.S. Federal Forum Provision in our bye-laws may impose additional litigation costs on shareholders in pursuing any such claims. Additionally, the forum selection clauses in our bye-laws may limit our shareholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our shareholders. See Item 3.D “Risk Factors — Risks Relating to the Exchangeable Shares — Our bye-laws designate specific courts in Bermuda as the exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a desired judicial forum for disputes with us.” in Brookfield Reinsurance’s Annual Report which incorporated by reference in this prospectus.

DESCRIPTION OF BROOKFIELD CLASS A SHARES

The following description sets forth certain general terms and provisions of the Brookfield Class A Shares. The particular terms and provisions of Brookfield Class A Shares offered by a prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in such prospectus supplement. For a more detailed description of the Brookfield Class A Shares, please refer to the Brookfield AIF, as updated by Brookfield Corporation’s subsequent filings with the SEC that are incorporated by reference in this prospectus. Certain material U.S. and Canadian federal income tax considerations related to such Brookfield Class A Shares will be described in a prospectus supplement.

Priority

The Brookfield Class A Shares rank on parity with the Brookfield Class B Shares and rank after the Brookfield Class A Preference Shares, Brookfield Corporation’s Class AA Preference Shares and any other senior-ranking shares outstanding from time to time with respect to the payment of dividends (if, as and when declared by the board of directors of Brookfield Corporation) and return of capital on the liquidation, dissolution or winding-up of Brookfield Corporation or any other distribution of the assets of Brookfield Corporation among its shareholders for the purpose of winding up its affairs.

Subject to the prior rights of the holders of the Brookfield Corporation Class A Preference Shares, the Class AA Preference Shares and any other senior-ranking shares outstanding from time to time, the Brookfield Class A Shares rank on parity with the Brookfield Class B Shares with respect to the payment of dividends (if, as and when declared by the board of directors of Brookfield Corporation) and the return of capital on the liquidation, dissolution or winding up of Brookfield Corporation or any other distribution of the assets of Brookfield Corporation among its shareholders for the purpose of winding up its affairs.

Voting Rights

Except as set out below under “— Election of Directors”, each holder of Brookfield Class A Shares and Brookfield Class B Shares is entitled to notice of, and to attend and vote at, all meetings of Brookfield Corporation’s shareholders, other than meetings at which holders of only a specified class or series may vote, and shall be entitled to cast one vote per share. Subject to applicable law and in addition to any other required shareholder approvals, all matters to be approved by shareholders (other than the election of directors), must be approved: by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Brookfield Class A Shares who vote in respect of the resolution or special resolution, as the case may be; and by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Brookfield Class B Shares who vote in respect of the resolution or special resolution, as the case may be.

Election of Directors

In the election of directors, holders of Brookfield Class A Shares, together, in certain circumstances, with the holders of certain series of Brookfield Class A Preference Shares, are entitled to elect one-half of the board of directors of Brookfield Corporation, provided that if the holders of Brookfield Class A Preference Shares, Series 2 become entitled to elect two or three directors, as the case may be, the numbers of directors to be elected by holders of Brookfield Class A Shares, together, in certain circumstances, with the holders of certain series of Brookfield Class A Preference Shares, shall be reduced by the number of directors to be elected by holders of Brookfield Class A Preference Shares, Series 2. Holders of Brookfield Class B Shares are entitled to elect the other one-half of the board of directors of Brookfield Corporation.

SELLING SECURITYHOLDERS

This prospectus relates in part to the offer and resale from time to time by selling securityholders to be named in a prospectus supplement, or their permitted transferees, of up to 765,488 class A exchangeable shares and up to 243,104 class A-1 exchangeable shares. The selling securityholders previously acquired such exchangeable shares in connection with the exchange from time to time of exchangeable shares for Brookfield Class A Shares in accordance with the exchange mechanism described under “Description of Out Exchangeable Shares—Exchange by Holder.”

The selling securityholders may from time to time offer and sell any or all of the exchangeable shares pursuant to this prospectus and any accompanying prospectus supplement.

We cannot advise you as to whether any selling securityholder will in fact sell any or all of the exchangeable shares it owns. As such, we are unable to declare the number of exchangeable shares that the selling securityholder will retain after any such sale. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, exchangeable shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

New Issues

We may sell the exchangeable shares to or through underwriters or dealers and may also sell the exchangeable shares directly to purchasers or through agents. The distribution of the exchangeable shares may be effected from time to time in one or more transactions at a fixed price or prices. If offered on a non-fixed price basis, including sales of exchangeable shares in transactions that are deemed “at-the-market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, the exchangeable shares may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be increased or decreased by the amount, if any, by which the aggregate price paid for the exchangeable shares by the purchasers exceeds or is less than the gross proceeds paid by the underwriter, dealer or agent to our company and/or the selling securityholders. The price at which the exchangeable shares will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with the sale of the exchangeable shares, underwriters, dealers or agents may receive compensation from our company, the selling securityholders or from other parties, including in the form of underwriters’, dealers or agents’ fees, commissions or concessions. Underwriters, dealers and agents that participate in the distribution of the exchangeable shares may be deemed to be underwriters and any such compensation received by them from our company and/or the selling securityholders and any profit on the resale of the exchangeable shares by them may be deemed to be underwriting commissions.

Each prospectus supplement relating to the offering of exchangeable shares will set forth the terms of the offering of the exchangeable shares, including, to the extent applicable, the names of any underwriters or agents, the purchase price or prices of the offered exchangeable shares, the proceeds to us or any selling securityholder, as the case may be, from the sale of the offered exchangeable shares, the underwriting discounts and commissions and any discounts, commissions and concessions allowed or reallowed or paid by any underwriter to other dealers.

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the offered exchangeable shares directly from us pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement which will also set forth the commission payable for solicitation of these contracts.

Under agreements which may be entered into by our company, underwriters, dealers and agents who participate in the distribution of exchangeable shares may be entitled to indemnification by us against certain liabilities, including liabilities under U.S. and Canadian securities legislation, or to contribution with respect to payments which those underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

The exchangeable shares to be offered pursuant to this prospectus will be a new issue of exchangeable shares (other than a secondary offering as detailed below). Certain broker-dealers may make a market in the exchangeable shares but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the exchangeable shares or as to the liquidity of the trading market for the exchangeable shares.

Secondary Offerings

This prospectus may also, from time to time, relate to the offering by a selling securityholder of its exchangeable shares. A selling securityholder may sell all or a portion of the exchangeable shares beneficially owned by it and offered from time to time directly or through one or more underwriters, broker-dealers or agents. If the exchangeable shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The selling securityholders may sell its exchangeable shares in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions which may involve crosses or block transactions, as follows:

•	on any national securities exchange or quotation service on which the exchangeable shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the exchangeable shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such exchangeable shares at a stipulated price per exchangeable share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If a selling securityholder effects such transactions by selling its exchangeable shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the exchangeable shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of its exchangeable shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the exchangeable shares in the course of hedging in positions they assume. A selling securityholder may also sell its exchangeable shares short and deliver exchangeable shares covered by this prospectus to close out short positions and to return borrowed securities in connection with such short sales. A selling securityholder may also loan or pledge the exchangeable shares to broker-dealers that in turn may sell such exchangeable shares.

A selling securityholder may pledge or grant a security interest in some or all of the exchangeable shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the exchangeable shares from time to time pursuant to this prospectus or any prospectus supplement, amending, if necessary, the list of selling securityholders to include, pursuant to a prospectus supplement, the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. A selling securityholder may also transfer and donate the exchangeable shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Our company is organized under the laws of Bermuda. A substantial portion of our company’s assets are located outside of Canada and the United States and certain of the directors of our company may be residents of jurisdictions outside of Canada and the United States. Our company has expressly submitted to the jurisdiction of the Ontario courts and has appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United

States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for directors of our company or our directors since a substantial portion of our assets and the assets of such persons may be located outside of Canada and the United States. We have been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against us or our directors depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over our company or our directors, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a valid, final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the court had proper jurisdiction over the parties subject to the judgment according to Bermuda’s conflicts of law principles; (ii) the court did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; and (v) there is due compliance with the applicable common law rules in Bermuda governing the enforcement of a foreign judgment.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of our counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against our company or our directors in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

Brookfield Corporation is organized under the laws of Ontario, Canada. A substantial portion of Brookfield Corporation’s assets are located outside of Canada and the United States and certain of Brookfield Corporation’s directors and officers, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. It may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors, officer and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against Brookfield Corporation, its directors and officers, or the experts named in this prospectus since a substantial portion of Brookfield Corporation’s assets and the assets of such persons may be located outside of Canada and the United States.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement relating to exchangeable shares, the validity of the exchangeable shares offered pursuant to this prospectus and other matters of Bermuda law will be passed upon for our company by Appleby (Bermuda) Limited and the validity of the Brookfield Class A Shares offered by this prospectus will be passed upon by Torys LLP. As at the date of this prospectus, the partners and associates of each of Torys LLP and Appleby (Bermuda) Limited beneficially own, directly and indirectly, less than 1.0% of the outstanding securities or other property of Brookfield Corporation or our company, and their respective associates or its affiliates.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the exchangeable shares and Brookfield Class A Shares is TSX Trust Company, at its principal office in Toronto, Ontario, Canada.

EXPERTS

The financial statements of Brookfield Reinsurance as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this document by reference to Brookfield Reinsurance’s Current Report on Form 6-K filed with the SEC on June 28, 2023, and the effectiveness of Brookfield Reinsurance’s internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The financial statements of Brookfield Corporation as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference in this document, and the effectiveness of Brookfield Corporation’s internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Deloitte LLP is independent with respect to Brookfield Corporation and Brookfield Reinsurance within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States) and within the meaning of the rules of professional conduct of the Chartered Professional Accountants of Ontario. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario M5H 0A9.

The consolidated financial statements of American National Group, Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, incorporated by reference in this document, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated balance sheet of Argo Group International Holdings, Ltd. and subsidiaries as of December 31, 2022, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for the year ended December 31, 2022, and the related notes and financial statement schedules II, III, V and VI, incorporated by reference in this document, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report. Such financial statements and financial statement schedules are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated balance sheet of Argo Group International Holdings, Ltd. and subsidiaries as of December 31, 2021, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes and schedules, incorporated by reference in this document, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report. Such financial statements and financial statement schedules are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated balance sheet of AEL and subsidiaries as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes and schedules, incorporated by reference in this document, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report. Such financial statements and financial statement schedules are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of AEL and subsidiaries for the year ended December 31, 2020, and the related notes (and financial statement schedules II to IV), incorporated by reference in this document, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report. Such financial statements and financial statement schedules are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The combined statement of revenues and certain operating expenses of the Acquired RE Portfolio for the year ended December 31, 2022, incorporated by reference in this document, have been audited by Deloitte LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by our company.

SEC registration fee		$227,275.97
FINRA filing fees		**
NYSE and TSX listing fees		**
Blue sky fees and expenses		**
Transfer agent fees		**
Printing and engraving costs		**
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous		**

Total	$	**

**	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.